Exhibit 107

Calculation of Filing Fee Table

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CUMMINS Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $2.50 per share	Other	3,000,000(3)	$269.08(2)	$807,240,000(2)	0.00014760	$119,149
Total Offering Amounts				-	$807,240,000	-	$119,149
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$119,149

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Cummins Inc. (the “Registrant”) that may be offered or issued under the Cummins Inc. Employee Stock Purchase Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an adjustment in the number of outstanding shares of Common Stock.

(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $269.08, the average of the high and low price per share of the Common Stock as reported on the New York Stock Exchange on July 2, 2024.

(3)	Represents 3,000,000 shares of Common Stock that may be offered and sold under the Plan.